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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                        PERICOM SEMICONDUCTOR CORPORATION
           -----------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                   713831 10 5
           -----------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


    Check appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)

    [ ] Rule 13d-1(c)

    [X] Rule 13d-1(d)

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 5 Pages


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CUSIP No. 713831 10 5                 13G                      Page 2 of 5 Pages

1       NAME OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Chi-Hung (John) Hui
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                USA
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
                           1,304,868
     NUMBER OF        ----------------------------------------------------------
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY        ----------------------------------------------------------
        EACH          7    SOLE DISPOSITIVE POWER
     REPORTING             1,304,868
    PERSON WITH       ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,304,868
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.06%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                IN
--------------------------------------------------------------------------------


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SCHEDULE 13G                                                   Page 3 of 5 Pages
CHI-HUNG (JOHN) HUI

ITEM 1.

    (a)   Name of Issuer:  Pericom Semiconductor Corporation

    (b)   Address of Issuer's Principal Executive Offices:

          2380 Bering Drive
          San Jose, CA 95131

ITEM 2.

    (a)   Name of Person Filing:

          Chi-Hung (John) Hui

    (b)   Address of Principal Business Office or, if none, Residence:

          2380 Bering Drive
          San Jose, CA 95131

    (c)   Citizenship:  U.S.A.

    (d)   Title of Class Securities:  Common Stock

    (e)   CUSIP Number:  713831105

ITEM 3.

    Not applicable.

ITEM 4.   OWNERSHIP

    (a)   Amount Beneficially Owned:

          1,304,868 shares, as of December 31, 2001. Includes 524,708 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2001.


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SCHEDULE 13G                                                   Page 4 of 5 Pages
CHI-HUNG (JOHN) HUI

    (b)  Percent of Class:  5.06%  as of December 31, 2001.

    (c)  Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:

                   1,304,868

             (ii)  shared power to vote or to direct the vote:

                   0

             (iii) sole power to dispose or to direct the disposition of:

                   1,304,868

             (iv)  shared power to dispose or to direct the disposition of:

                   0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    Not applicable.

ITEM 6.

    Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

    Not applicable.

ITEM 10.  CERTIFICATION

    Not applicable.



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SCHEDULE 13G                                                   Page 5 of 5 Pages
CHI-HUNG (JOHN) HUI

                                    SIGNATURE

        After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date: January 22, 2002

                                        /s/ Chi-Hung Hui
                                        ----------------------------------------
                                        Chi-Hung (John) Hui